Exhibit 10.1

August 28, 2014

Stuart A. Randle

359 Pope Road

Concord, MA

Re:	Termination of Employment

Dear Stuart:

As we discussed, your employment with GI Dynamics, Inc. will end effective September 18, 2014. Pursuant to your termination, please note the following important information:

•	You will be paid through your final day of work of September 18, 2014. On your last day of work, you will be paid accrued but unused vacation, through your final day of work.

•	Also enclosed, please find a pamphlet published by the Massachusetts Division of Unemployment Assistance, which provides information on applying for unemployment compensation.

•	Also enclosed, please find two copies of the Separation Agreement that we have discussed. If you decide to execute the Agreement, please do so and return one fully executed original to me within twenty one (21) days. After that time, the offer will lapse.

•	Under separate cover, we also will provide you with information and forms relating to your ability to continue your medical benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

•	I remind you that the obligations set forth in your Nondisclosure, Non-Solicitation and Non-Compete Agreement remain in effect despite the termination of your employment, and we trust that you will honor them. We also ask that following the end of your consulting engagement you promptly return to GI Dynamics all of its property presently in your possession (which may include software, hardware, equipment, cell phones, documents, electronic data or files, or any copies thereof).

I ask that you contact me if you have any questions or comments regarding this process. We certainly wish you well in your future endeavors.

Sincerely,

/s/ Jack Meyer

Jack Meyer, Chairman
GI Dynamics, Inc.

Enclosures

25 Hartwell Avenue | Lexington, MA 02421| T 781.357.3300 | F 781.357.3301 | www.gidynamics.com

August 28, 2014

Stuart A. Randle

359 Pope Road

Concord, MA 01742

Re:	Separation Agreement

Dear Stuart:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from GI Dynamics, Inc. (the “Company”). Payment of the Separation Benefit described below is contingent on your agreement to and compliance with the terms of this Agreement. This Agreement shall become effective on the eighth (8th) day following your acceptance of it as provided below (the “Effective Date”).

1. Separation of Employment. Your employment with the Company shall end on September 18, 2014 (the “Separation Date”). From and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee or agent of the Company.

2. Resignation from Board of Directors. You shall resign from your position as a member of the Board of Directors of the Company (the “Board”) and any other positions on which you served with respect to the Company and its subsidiaries and affiliates on November 5, 2014 (the “Board Resignation Date”). Following the Board Resignation Date, you shall not represent yourself or perform services as a director of the Company or any such subsidiary or affiliate.

3. Consulting Arrangement.

(a) Consulting Term. You shall make yourself available to perform the Consulting Services (as defined in Section 3(b) below) on the terms and conditions described herein, from the Separation Date until the earlier of (i) the first anniversary of the Separation Date, or (ii) the date on which either party terminates the Consulting Services, with or without cause, upon five (5) days advance written notice to the other, which termination shall be without any further obligation other than as provided herein (such period referred to herein as the “Consulting Term”).

(b) Consulting Services. During the Consulting Term you agree to personally provide the consulting services described on Exhibit A hereto as reasonably requested (the “Consulting Services”).

(c) Consulting Fee. The Company shall pay you a fee of $18,000.00 per month for Consulting Services during the Consulting Term (the “Consulting Fee”); provided that subject to the discretion of the CEO, you shall provide up to forty-eight (48) days of Consulting Services during the Consulting Term. The Consulting Fee shall be payable within fifteen (15) days following the conclusion of each month in the Consulting Term. Upon termination of the Consulting Term, you shall be entitled to no further payment or benefit other than the Consulting Fee that is due but unpaid for Consulting Services prior to the conclusion of the Consulting Term.

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(d) Reporting/Recording Requirements. You shall provide Consulting Services at the reasonable request of the CEO or the Board upon reasonable prior notice, and you shall communicate with the CEO and/or Board via telephone or email regarding the status of the Consulting Services upon request.

(e) Independent Contractor Status. You shall act solely as an independent contractor hereunder and conduct your operations as an independent contractor, and nothing in this Agreement shall be construed to render you as an employee of the Company. You shall not be considered an employee for purposes of any Company employment policy or any employment benefit plan, and shall not be entitled to any benefits under any such policy or benefit plan. The Company has no right to control or direct the details, manner or means by which you perform the Consulting Services. You understand and recognize that you shall not be an agent of the Company or have authority to bind, represent or speak for the Company for any purpose. The Company shall record payments to you on, and provide to you, an IRS Form 1099, and the Company shall not withhold any federal, state or local employment taxes on your behalf. You agree to pay all such taxes in a timely manner and as prescribed by law, and accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on the Consulting Fee paid to you hereunder. The Company shall reimburse you for business related expenses incurred by you in providing the Consulting Services, pursuant to the terms and conditions of applicable Company policy.

(f) Other Work by You. You shall be free to provide professional consulting services to entities or individuals other than the Company, provided that you meet your service obligations to the Company as described herein, and further provided that you may not render services in a manner that violates your Nondisclosure, Non-Solicitation and Non-Compete Agreement, which shall survive the signing of this Agreement and remain in effect pursuant to its terms.

4. Separation Benefit. In exchange for the mutual covenants set forth in this agreement, the Company agrees to provide you with the following (the “Separation Benefit”):

(a) Payment of severance in an amount equal to the last twelve (12) months of your gross monthly base salary (i.e., $446,465.75), less all applicable federal, state, local and other employment-related deductions, such payments to be made in approximately equal installments on the Company’s regularly scheduled paydays beginning on the first such payday following the Effective Date.

(b) In the event that you choose to exercise your right under COBRA1/ to continue your participation in the Company’s health insurance plan (which you may do, to the extent permitted by COBRA, regardless of whether you accept this Agreement), the Company shall pay its normal share of the costs for such coverage for a period of twelve (12) months beginning on the Separation Date to the same extent that such insurance is provided to persons then currently employed by the Company.

1/	“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

25 Hartwell Avenue | Lexington, MA 02421| T 781.357.3300 | F 781.357.3301 | www.gidynamics.com

Your co-pay, if any, shall be deducted from your severance payments described in Section 2(a) above or, if no such payments remain to be paid, shall be paid by you directly to the Company pursuant to the terms of the COBRA notice provided to you on your last day of employment. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date you become eligible to receive health insurance benefits through any other employer, and you agree to provide the Company with written notice immediately upon becoming eligible for such benefits. Your acceptance of any payment on your behalf or coverage provided hereunder shall be an express representation to the Company that you have no such eligibility.

You acknowledge and agree that except for the Separation Benefit, your final wages, and any accrued but unused vacation, which shall be paid to you in accordance with the Company’s regular payroll practices and applicable law, you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit.

5. Equity. The terms and conditions of the Company’s 2003 Omnibus Stock Plan and 2011 Employee, Director and Consultant Equity Incentive Plan (the “Stock Plans”), any option agreements executed by you pursuant thereto (the “Option Agreements”), and any restricted stock unit agreements executed by you pursuant thereto (the “RSU Agreements”) are incorporated herein by reference and shall survive the signing of this Agreement. Attached as Exhibit B is a true and accurate description of the status of your stock option grants and restricted stock unit grants under the Stock Plans, Option Agreements and RSU Agreements as of the date hereof. Pursuant to the Stock Plans, Option Agreements and RSU Agreements, the Company agrees to the following, and each Option Agreement and RSU Agreement is hereby amended as necessary and appropriate effective as of the Effective Date (and without any further action by the Company, the Board, the Company’s stockholders, or you) to effectuate the following:

(a) You request, and the Company agrees to take such action as shall cause, each stock option issued to you under either Stock Plan that is designated as an “incentive stock option” (each an “ISO”), except with respect to any part of such ISO that is or has been exercised in accordance with applicable law and the terms of the applicable Stock Plan and Option Agreement, to be converted into a non-qualified option pursuant to the provisions of the applicable Stock Plan (each a “Converted Option”); provided, however, that each such Converted Option shall continue to vest and be exercisable in accordance with their terms only for so long as you continue to provide services as an employee, director or consultant to the Company and any post-termination period (60 or 90 days) permitted pursuant to the applicable Stock Plan and Option Agreement; provided, that in the event of a termination of the Consulting Term by the Company, you shall be entitled to exercise all vested options at least through September 18, 2015.

(b) The options and restricted stock units underlying each of the Option Agreements and RSU Agreements shall continue to vest or issue during the Consulting Term on the same schedule as they vested or issued during the period of your employment with the Company; provided that following the Consulting Term (regardless of when or how terminated) you shall not have any right to vest in or be issued any stock, stock options or restricted stock units under the Stock Plans, Option Agreements, RSU Agreements or any other Company stock, stock option, restricted stock unit, or other equity plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment.

25 Hartwell Avenue | Lexington, MA 02421| T 781.357.3300 | F 781.357.3301 | www.gidynamics.com

Notwithstanding your separation, you shall remain subject to the Company’s insider trading rules and United States federal and state and Australian securities laws, including but not limited to restrictions regarding trading securities while in possession of material non-public information regarding the Company.

6. Your Confidentiality, Non-Disparagement and Related Obligations. You expressly acknowledge and agree to the following:

(a) You shall adhere to the terms of your Nondisclosure, Non-Solicitation and Non-Compete Agreement with the Company, which is expressly incorporated herein and survives the signing of this Agreement.

(b) Following the expiration or termination of the Consulting Term, you promptly shall return to the Company all Company documents, files and property (and any copies or electronic representations thereof), and shall otherwise abide by any and all common law and/or statutory obligations relating to protection of the Company’s trade secrets and/or confidential and proprietary information.

(c) All information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this section shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so.

(d) You shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and you shall not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants).

(e) A breach of this section shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Separation Benefit paid to you under this Agreement.

7. Cooperation. You agree that during the twelve (12) month period following the Separation Date, you shall cooperate fully with the Company in connection with any matter or event relating to your employment or events that occurred during your employment, including, without

25 Hartwell Avenue | Lexington, MA 02421| T 781.357.3300 | F 781.357.3301 | www.gidynamics.com

limitation: (a) cooperating in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company (including any claims or actions against its affiliates and its and their officers and employees); (b) being available, upon reasonable notice, to meet with the Company regarding matters in which you have been involved (including but not limited to contract matters and audits); (c) preparing for, attending and participating in any legal proceeding (including but not limited to depositions, consultation, discovery, trial, acting as a witness, and providing affidavits); (d) assisting with any audit, inspection, proceeding or other inquiry; and (e) transferring your work knowledge to the Company (including but not limited to providing a description of your job functions and any information required to perform the same, such as contact information, passwords, scheduling requirements, deadlines and the like). You further agree that should you be contacted (directly or indirectly) by any person or entity adverse to the Company, you shall promptly notify the Chairman of the Board at the Company, or solely following the Separation Date, the CEO. You shall be reimbursed for any reasonable out-of pocket costs approved in advance by the Company and incurred in connection with providing such cooperation under this section.

8. Your Release of Claims.

(a) Release. Without limiting the generality of the foregoing, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company up through the Effective Date including, without limitation: (i) claims under any Massachusetts (or any other state) or federal discrimination, fair employment practices, or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date), including but not limited to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Massachusetts Fair Employment Practices Statute, and any similar Massachusetts or other state or federal statute; (ii) claims under any other Massachusetts (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, the Massachusetts Wage Act, and any similar Massachusetts or other state or federal statute; (iii) claims under any Massachusetts (or any other state) or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and (iv) any other claim arising under other state or federal law.

(b) Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this section does not: (i) release the Company from any obligation expressly set forth in this Agreement; (ii) waive or release any legal Claims which you may not waive or release by law, including without limitation obligations under workers compensation laws; or (iii) prohibit you from

25 Hartwell Avenue | Lexington, MA 02421| T 781.357.3300 | F 781.357.3301 | www.gidynamics.com

challenging the validity of this release under federal law, from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency. Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any Claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any Claim under the federal discrimination laws.

(c) Acknowledgement. You acknowledge and agree that, but for providing the waiver and release in this section, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

9. ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. In addition, consistent with the provisions of the ADEA and OWBPA, the Company also is providing you with twenty one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Joan Resnicow, GI Dynamics, Inc., 25 Hartwell Avenue Lexington, MA 02421. Additionally, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to Joan Resnicow at the above-referenced address.

10. Waiver of Employment. You hereby waive and release forever any right or rights you may have to employment with the Company and any affiliate thereof at any time in the future and agree not to seek or make application for employment with the Company or any affiliate thereof.

11. Taxes. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

12. Entire Agreement; Modification; Waiver; Choice of Law; Enforceability; Assignment. You acknowledge and agree that, other than the agreements expressly incorporated herein and stated as surviving this Agreement, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the

25 Hartwell Avenue | Lexington, MA 02421| T 781.357.3300 | F 781.357.3301 | www.gidynamics.com

entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns, provided that you may not assign your rights and obligations hereunder without the prior written consent of the Company.

13. Knowing and Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

[Signature Page Follows]

25 Hartwell Avenue | Lexington, MA 02421| T 781.357.3300 | F 781.357.3301 | www.gidynamics.com

This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Joan Resnicow within twenty one (21) days. If we do not receive your acceptance on or before this date, the Agreement shall terminate and be of no further force or effect.

Sincerely,

GI Dynamics, Inc.

By:	/s/ Jack Meyer

Date:	August 28, 2014

Acknowledged and Agreed:

/s/ Stuart Randle
Signed Name

Stuart Randle
Printed Name

August 28, 2014
Date

25 Hartwell Avenue | Lexington, MA 02421| T 781.357.3300 | F 781.357.3301 | www.gidynamics.com

EXHIBIT A

Consulting Services

•	Assistance and cooperation with the efficient transfer to the Company of all goodwill related to the Company’s business;

•	Assistance and cooperation with the efficient transfer to the Company and its ongoing management team of your institutional knowledge and understanding, (including without limitation in the areas of regulatory strategy and marketing plans) and relationships with former, current and prospective employees, suppliers, customers, consultants, physicians, and investors; and

•	Such other matters as shall be reasonably requested upon reasonable prior notice.

25 Hartwell Avenue | Lexington, MA 02421| T 781.357.3300 | F 781.357.3301 | www.gidynamics.com

EXHIBIT B

25 Hartwell Avenue | Lexington, MA 02421| T 781.357.3300 | F 781.357.3301 | www.gidynamics.com